EXHIBIT 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, Par Value $0.01	Other (2)	7,600,000 (1)	$122.95 (2)	$934,420,000 (2)	$0.00014760	$137,921
Total Offering Amounts					$934,420,000 (2)		$137,921
Total Fee Offsets							--
Net Fee Due							$137,921

(1)	Represents the number of shares of Common Stock authorized for issuance pursuant to the Amended and Restated Quest Diagnostics Incorporated Employee Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate amount of additional shares of Common Stock that may be offered or delivered under the Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2)
Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Common Stock as reported in the consolidated reporting system on October 23, 2023.